Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

SENTIENT BRANDS HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	1,000,000	(1)	$0.50	$500,000	(2)	$138.10 per $1,000,000	$69.05
Total Offering Amounts						$500,000			$69.05
Total Fee Offsets									$0.00
Net Fee Due									$69.05

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional shares of Common stock of Sentient Brands Holdings, Inc. (the “Registrant”) that may become issuable under the Registrant’s 2026 Employee Benefit Plan (the “Plan”) as a result of any future stock splits, stock dividends or similar adjustments of the Registrant’s outstanding Common stock.

(2)	The proposed maximum offering price per share of common stock and the proposed aggregate offering price are calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act. The proposed maximum offering price per share is estimated to be $0.50, based on the average of the high sales price ($0.55) and the low sales price ($0.32) for the Registrant’s common stock as reported by OTC Markets on January 28, 2026.

(3)	The shares are being registered pursuant to the 2026 Employee Benefit Plan that became effective on January 20, 2026.